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                                                                  EXHIBIT 23(d)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement (Amendment No. 2) on Form S-4 (File No. 333-3138) of our report dated February 17, 1995, on our audits of the consolidated financial statements of PICOM Insurance Company and Subsidiaries as of December 31, 1994 and for the years ended December 31, 1994 and 1993. Our report includes an explanatory paragraph which makes reference to the Company's change in method of accounting for certain investments and change in discount rate used in recording loss and loss adjustment expense reserves in 1993. We also consent to the reference to our Firm under the caption "Experts."





                                                        COOPERS & LYBRAND L.L.P.





Columbus, Ohio

June 19, 1996